SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 13, 2010
SANDERSON FARMS, INC.
(Exact name of registrant as specified in its charter)

Mississippi	1-14977	64-0615843

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

127 Flynt Road
Laurel, Mississippi	39443

(Address of principal executive offices)	(Zip Code)
(601) 649-4030

(Registrant’s telephone number, including area code)
Not applicable.
(Former name or former address, if changed since last report)
     Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations

Item 1.01	Entry into a Material Definitive Agreement.
     On December 13, 2010, the Registrant entered into a Second Amendment to its May 1, 2008 Credit Agreement with Bank of Montreal, BMO Harris Financing, Inc., U.S. Bank National Association, Regions Bank, ING Capital LLC, Trustmark National Bank, Farm Credit Bank of Texas, AgFirst Farm Credit Bank, GreenStone Farm Credit Services, ACA and Farm Credit Services of America, PCA. The Second Amendment increases the capital expenditure limitation under the agreement to $55 million during fiscal 2011, 2012 and 2013, and permits up to $115 million in capital expenditures at any time during the term of the agreement for the Registrant’s potential second new poultry complex in North Carolina, which the Registrant previously announced on March 29, 2010.
     A copy of the Second Amendment is filed as Exhibit 10 to this report and is incorporated herein by reference. The description above is a summary of the Second Amendment and is qualified in its entirely by the complete text of the amendment.
     Some of the lenders under the credit facility or their affiliates have, or may have in the future, various relationships with the Registrant and its affiliates involving the provision of financial services. As of the date of this report, the following such relationships exist: Trustmark National Bank is the trustee of the Employee Stock Ownership Plan and Trust of Sanderson Farms, Inc. and Affiliates and, from time to time, the Registrant may have one or more regular deposit accounts with Regions Bank. In addition, one of the Registrant’s directors, Toni D. Cooley, is a director of Trustmark National Bank.
Section 9 — Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits.
(d) The following exhibits are filed with this Current Report:

Exhibit No.	Description
10	Second Amendment dated December 13, 2010 to Credit Agreement dated May 1, 2008 among Sanderson Farms, Inc. and Bank of Montreal, Individually and as Agent for the Banks defined therein.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SANDERSON FARMS, INC. (Registrant)
Date: December 14, 2010	By:	/s/ D. Michael Cockrell
D. Michael Cockrell
Treasurer and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10	Second Amendment dated December 13, 2010 to Credit Agreement dated May 1, 2008 among Sanderson Farms, Inc. and Bank of Montreal, Individually and as Agent for the Banks defined therein.